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                                                                   EXHIBIT 10.34


                                                           [i3 MOBILE LOGO]



March 30, 2000

Mr. Eric Aledort
Vice President Corporate Business Development
GO.com
610 Circle Seven
Glendale, CA  91201


Re:  i3 Mobile, Inc. - Letter of Intent


Dear Eric:

This letter sets forth a proposal to pursue further negotiations and discussions leading to a definitive agreement between GO.Com ("GO.Com") and i3 Mobile, Inc. ("i3 Mobile"). The proposed arrangement will require further documentation and approvals, including the preparation and approval of a definitive agreement setting forth the terms and conditions of the business relationship (the "Agreement"). Nevertheless, i3 Mobile and GO.com, by signing below, execute this letter to evidence their intentions to proceed in mutual good faith to complete the work required to negotiate the Agreement on terms that are consistent with this letter.

In our view, i3 Mobile is uniquely positioned to work with GO.com to develop the value of GO.com wireless information and product offerings. The proposed terms and conditions include, but are not limited to, the following:

1. LICENSE GRANT: During the term of the Agreement, i3 Mobile will provide Short Messaging Service ("SMS") integration services, including content delivery, wireless advertising and M-commerce transactions, to GO.com's affiliated web sites that consist of, for purposes of the Agreement, ESPN.COM, GO.COM, and ABCNEWS.COM ("GO Network Partners"). GO.com will not use any other third party to provide SMS integration services for delivery of content, wireless advertising or wireless e-commerce transactions for any of its GO Network Partners nor to AT&T, SBC Communications, or AirTouch Vodafone. i3 Mobile will be authorized to extend the ESPN and ABC NEWS brand names and logos to existing and/or future business partners of either ESPN, ABC NEWS or i3 Mobile. Additionally, i3 Mobile shall have the right of first negotiation for all other wireless platforms, other than WAP, to be used by GO.com and the GO Network Partners.

2. TERM: The term of the Agreement shall be two (2) years beginning on the Effective Date and will automatically renew for a third year unless GO.com provides i3 Mobile with written notice of its intention to not renew the Agreement at least 90 days prior to the second anniversary of the Effective Date. The Effective Date of the Agreement shall be either (a) the date the Agreement is fully signed by the parties; or (b) the date of the first wireless service launch contemplated hereunder, whichever is later provided that any delay is not caused by i3. The parties agree to translate the terms of this letter into the Agreement within 30 days of the signing of this letter.

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3.   GEOGRAPHIC SCOPE: This agreement shall cover all U.S territory covered by
     Go.com and the GO Network Partners and other mutually agreed upon territories.


4. DEVELOPMENT FEE: Immediately upon execution of the Agreement, i3 Mobile shall work with GO.com and the GO Network Partners to develop specifications to enable the GO Network Partners to deliver customizable content, data and transactional services to their customers wireless devices. GO.com shall pay i3 Mobile the base sum of $150,000 for the development of these three (3) web sites. The $150,000 payment shall include the following services:

     - Technical design, development, testing and implementation of the wireless portal (including all provisioning pages).

     -    i3 Mobile Wireless Customer Care and on-line provisioning Set-Up

     - In-house training of staff relating to customer service procedures and policies

     -    FAQ (Frequently Asked Questions) online document

     - Second level customer support including access to i3 Mobile staff on a 24/7 basis.

     Costs for additional development services for these web sites or development of additional affiliated GO.com web sites will be mutually agreed upon by the parties at such time.

5. PAYMENTS BY i3: In consideration of the rights granted by GO.com to i3 Mobile in Paragraph 1, i3 Mobile agrees to pay GO.com as follows: $350,000 upon the Effective Date and an additional $400,000 on the first anniversary of the Effective Date of this Agreement. Unless terminated pursuant to paragraph 2, above, i3 Mobile agrees to pay GO.com $450,000 on the third anniversary of the Effective Date of this Agreement.

6. WARRANTS: In consideration of the rights granted by GO.com to i3 Mobile in Paragraph 1, i3 Mobile shall issue to GO.com warrants (the "Warrant") to purchase up to 40,000 shares of i3's Common Stock at an exercise price equal to fifteen ($15.00) dollars per share. The Warrant shall vest (a) 13, 333 upon the launch of the first wireless GO Network Partner web site (b) 13,333 upon the first anniversary of the Effective Date and, if no notice of termination has been given per Paragraph 1, (c) 13,334 upon the second anniversary of the Effective Date, and shall expire three (3) years following issuance and shall not terminate upon an initial public offering or change of control of the Company. Subject to any relevant securities laws, rules and regulations, the Warrant, as well as the Common Stock acquired through exercise thereof, will be freely transferable by GO.com and may be exercised in whole or in part. When exercising the Warrant, GO.com shall have the right to either (a) purchase the total number of shares of Common Stock which such Warrant entitles GO.com to purchase at the exercise price described above or (b) receive the net number of shares of Common Stock arising from the difference between the market price of such Common Stock at the date of exercise and the exercise price of the Warrant. Prior to the grant of the Warrant hereunder, i3 will provide GO.com with an opportunity to review i3's standard Warrant form prior to execution.

7.   MARKETING FUNDS: i3 Mobile shall contribute $75,000 during the first six
     (6) months of this Agreement. These funds will be used to purchase advertising on the ESPN and/or ABCNEWS.com web sites at mutually agreed upon CPMs in order to promote participation and increase awareness of the wireless portal products in accordance with a marketing plan and the funds will be released in accordance with this plan.

8. MONTHLY DATABASE/PROFILE MANAGEMENT FEE: Starting with the Effective Date of the Agreement, i3 Mobile shall charge a monthly fee based on the total number of users of the GO Network Partners according to the schedule outlined below. These charges are to cover i3 Mobile's costs of database infrastructure and maintenance, communication, file management, etc.:

          < 10,000 subscribers        -        $4000 per month
           10k - 25k subscribers      -        $0.30 per subscriber per month

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           25k - 50k subscribers      -        $0.25 per subscriber per month
            50k  + subscribers        -        $0.15 per subscriber per month.

9. CONTENT LICENSING: During the term of the Agreement, i3 Mobile shall have the right to distribute content belonging to the GO Network Partners to create additional wireless products which may be branded with a GO brand or privately labeled by a wireless network operator and, in each instance, will be approved by GO.com in advance (including the financial terms of such distribution). It is also agreed that i3 Mobile will pay GO.com a fee for the licensing of GO.com content. These fees shall be mutually agreed upon by the parties in each instance.

10. ADVERTISING/E-COMMERCE REVENUE: GO.com and i3 Mobile will share equally any advertising revenues (net of any third party advertising sales commissions, if any) and profit derived from mobile e-commerce transactions on the GO Network Partners sites (less any third party revenue sharing). GO.com and i3 will mutually agree upon the level of services to be provided.

11. SUBSCRIPTION SERVICES: GO.com and i3 Mobile shall equally share all subscription revenues, net of management fees paid to i3 Mobile pursuant to paragraph 8. The parties shall mutually agree upon the retail cost of all subscription services.

12. GO.COM OBLIGATIONS: Go.com will use its best commercially reasonable efforts to promote and advertise the wireless portal services, i.e. Fantasy League, ESPN.com, ABCNEWS.com, and Go.com etc. to encourage subscription growth through various media sources. Each GO Network Partner that offers wireless services will promote their wireless services on the home page of each site and shall hot link to a portal page offering all wireless services including the SMS Services.

13. GO.COM RIGHT OF FIRST REFUSAL: i3 Mobile will grant to GO.com the right of first refusal to provide content to any distribution arrangement entered into by i3 Mobile with a North American wireless network operator any time during the Term of this Agreement. In the event that i3 Mobile reasonably believes that it will need to provide content to a carrier that is subject to this provision and is under no pre-existing contractual obligation, entered into prior to the date of this letter, to the contrary, i3 Mobile shall provide GO.com with a right to present an offer ("Offer") to i3 Mobile to provide content necessary for such service prior to i3 Mobile's search for any other content provider. The written notice to exercise the right to present an Offer must be received by i3 Mobile within five (5) business days of GO.com's receipt of the initial notice hereunder. In the event the parties do not reach agreement as of the end of such period, the Company shall be permitted to enter into an agreement with another content provider.

14. i3 MOBILE RIGHT OF FIRST REFUSAL: GO.com will grant to i3 Mobile the right of first refusal to provide GO.com and the GO Network Partners enhanced SMS Services (such as text to voice) for any of the wireless sites enabled hereunder.

This transaction is subject to the negotiation and execution of the Agreement with terms satisfactory to i3 and GO.com. No press release or other announcement concerning the proposed transaction will be issued except by the mutual written consent of the parties and except as may be required by applicable securities laws in connection with i3 Mobile's initial public offering. This letter and all negotiations and discussions between the parties shall be strictly confidential and will not be disclosed in any manner except to employees and agents of the parties on a need to know basis.

Each of the parties will use its best efforts to complete and execute the Agreement on or before April 15, 2000. This letter sets forth the intent of the parties only, is not binding on the parties and may not be relied on as the basis for a contract or be the basis for a claim based on detrimental reliance or any other theory; provided that the confidentiality provisions are enforceable in accordance with their terms. The parties understand that no party shall be bound until the Agreement has been negotiated, executed and delivered.

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This letter may be terminated at any time by either party giving written notice to the other. This letter will terminate automatically on April 15, 2000 if the Agreement has not been executed by that date. If this letter accurately reflects your understanding of our agreement, then kindly countersign and return the enclosed copy of this letter to my attention.

Sincerely,

i3 Mobile, Inc.


/s/ Kevin D. Rockoff
--------------------
National Account Manager


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                             ACCEPTED AND AGREED TO:

                             GO.com, INC.


                             By: /s/  Lawrence J. Shapiro
                                -------------------------
                                 Executive Vice President






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Exhibit I

                           (see attached Spreadsheets)